TOUCHSTONE STRATEGIC TRUST
AMENDMENT TO
RESTATED AGREEMENT AND DECLARATION OF TRUST
The undersigned, being a majority of the Trustees of Touchstone Strategic Trust (the “Trust”), acting pursuant to Sections 4.1 and 7.3 of the Trust’s Restated Agreement and Declaration of Trust, dated May 19, 1993, as amended (the “Declaration”), hereby adopt the following resolutions:

WHEREAS, pursuant to an amendment to the Declaration, dated April 21, 2014, the Touchstone Sands Capital Emerging Markets Growth Fund was established and designated as a new series of the Trust, and the Shares of the Touchstone Sands Capital Emerging Markets Growth Fund were established with an indefinite and unlimited number of Shares designated as Class Y and Institutional Class.
RESOLVED, that, pursuant to Article IV of the Declaration, there are hereby established and designated two additional Sub-Series, referred to herein as a “Class,” of the Touchstone Sands Capital Emerging Markets Growth Fund, each with an unlimited number of Shares, and the additional Classes are hereby designated “Class A” and “Class C;”
FURTHER RESOLVED, that the relative rights and preferences as between the different Classes of Shares as to right of redemption and the price, terms and manner of redemption, special and relative rights as to dividends and other distributions and on liquidation, sinking or purchase fund provisions, conversions rights, and conditions under which the several Classes shall have separate voting rights or no voting rights, are as described in the prospectus and statement of additional information contained in the Trust’s currently effective registration statement under the Securities Act of 1933, to the extent pertaining to the offering of Shares of the Classes, as the same may be amended and supplemented from time to time (the “Registration Statement”);
FURTHER RESOLVED, that all Shares of each Class are of equal rank and have the same powers, preferences and rights, except for such differences among such Classes as the Trustees have from time to time determined in accordance with the Declaration, and as are set forth from time to time in the Registration Statement pertaining to the offering of such Class or Classes;
FURTHER RESOLVED, that pursuant to Sections 4.1 and 7.3 of the Declaration, the Declaration be, and it hereby is, amended to incorporate such additional Classes, and following execution of such amendment to the Declaration (the “Amendment”), the proper officers of the Trust be, and they hereby are, authorized to file or cause

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to be filed such Amendment with the Office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston.

Capitalized terms used but not defined in this amendment to the Declaration have the meanings otherwise assigned to them in the Declaration.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, hereunto set their hand this 16th day of August, 2018.

/s/ Philip R. Cox Philip R. Cox	/s/ Jill T. McGruder Jill T. McGruder
/s/ William C. Gale William C. Gale	/s/ Kevin A. Robie Kevin A. Robie
/s/ Susan J. Hickenlooper Susan J. Hickenlooper	/s/ Edward J. VonderBrink Edward J. VonderBrink

[Amendment to Restated Agreement and Declaration of Trust - Sands Capital Emerging Markets Growth Fund shares classes]
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